UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2004

HOST MARRIOTT, L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-25087	52-2095412
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

(Address of principal executive offices and Zip Code)

(240) 744-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.

Host Marriott, L.P. deems the following information to be of importance to its securityholders:

On December 15, 2004, we executed a purchase and sale agreement with an affiliate of Sarofim Realty Advisors, on behalf of an institutional investor, and Marriott International, Inc., whereby Sarofim will acquire 85% of our interest in CBM Joint Venture LLC (the “Joint Venture”) for $91,872,510. We and Marriott International, Inc. each currently own a 50% interest in the Joint Venture, which owns 120 Courtyard by Marriott properties totaling approximately 17,500 rooms. Separately, Sarofim will also invest approximately $240 million of new equity into the Joint Venture (contingent upon completion of the sale), which would give it a majority interest in the Joint Venture. Based on the valuation given to the sale of our 85% stake, Host Marriott’s total equity interest in the Joint Venture is currently worth approximately $108 million.

As part of the transaction, the Joint Venture will be converted into a limited partnership and under the terms of the partnership agreement, Host Marriott will have the right to cause the partnership to redeem its remaining interest in the partnership under certain conditions between December 8, 2007 and December 8, 2009. Starting December 9, 2009, the partnership will have the right to redeem Host Marriott’s remaining interest.

The sale is expected to close in the first quarter of 2005. The transaction is subject to several closing conditions, including:

•	Sarofim’s completion of due diligence satisfactory to it by February 2005 (on February 18, 2005 Sarofim is required to provide a $5 million deposit pursuant to the agreement; the deposit is payable to us in the event the closing does not occur due to a breach of the agreement by Sarofim);
•	no significant decrease in the net worth of the Joint Venture (but not considering a decrease in net worth due to changes in market conditions);
•	the entering into by the Joint Venture of new management agreements and ground leases with Marriott International and its affiliates;
•	Sarofim’s ability to complete the refinancing of certain secured debt and to obtain certain lender consents; and
•	the accuracy of representations and warranties, and other customary closing conditions.

There can be no assurances that the sale will be completed.

If completed, the sale will result in a book gain in excess of $55 million. Based on our third quarter forecast for full year 2004, our investment in the Joint Venture will generate a loss per diluted share of approximately $(.03) in 2004. There have been no cash distributions to Host Marriott from the Joint Venture since 2001.

Forward Looking Statements

This discussion includes forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project”, “will,” “continue,” and other similar terms and phrases including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: failure to satisfy the closing conditions necessary to complete the sale, including those mentioned above, the risks and uncertainties discussed in the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2003, and other risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this filing and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations, except as required by federal securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 21, 2004	HOST MARRIOTT, L.P.

	By:	HOST MARRIOTT, L.P. CORPORATION, its general partner

By:	/s/ LARRY K. HARVEY
Larry K. Harvey Senior Vice President and Corporate Controller